Exhibit 99.1
April 18, 2024

Fellow shareholders,

Summary:

•We’re off to a good start in 2024. Compared to Q1‘23, our revenue was up 15%, our operating income grew by 54% and our operating margin rose by seven percentage points to 28%.
•For FY24, we forecast revenue growth of 13% to 15%. We’re raising our FY24 operating margin forecast to 25%, based on F/X rates as of January ‘24, up from 24%.
•To sustain healthy growth long term, we must continue to:
◦Improve the variety and quality of our entertainment — with more, great TV shows and movies, a stronger slate of games and must-watch live programming;
◦Innovate in our product and marketing — so fans can more easily discover, immerse themselves in and talk about the stories they love, fueling fandom and the Netflix Effect;
◦Tap into additional revenue and profit pools — in particular scaling ads to become a more meaningful contributor to our business in ‘25 and beyond.
•We have built a hard to replicate combination of a strong slate, superior recommendations, broad reach and intense fandom, which drives healthy engagement on Netflix. Improvement in these key areas is the best way to delight our members and continue to grow our business.

Our summary results, and forecast for Q2, are below.

(in millions except per share data)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24 Forecast
Revenue	$8,162	$8,187	$8,542	$8,833	$9,370	$9,491
Y/Y % Growth	3.7%	2.7%	7.8%	12.5%	14.8%	15.9%
Operating Income	$1,714	$1,827	$1,916	$1,496	$2,633	$2,520
Operating Margin	21.0%	22.3%	22.4%	16.9%	28.1%	26.6%
Net Income	$1,305	$1,488	$1,677	$938	$2,332	$2,063
Diluted EPS	$2.88	$3.29	$3.73	$2.11	$5.28	$4.68

Global Streaming Paid Memberships	232.50	238.39	247.15	260.28	269.60
Y/Y % Growth	4.9%	8.0%	10.8%	12.8%	16.0%
Global Streaming Paid Net Additions	1.75	5.89	8.76	13.12	9.33

Net cash provided by operating activities	$2,179	$1,440	$1,992	$1,663	$2,213
Free Cash Flow	$2,117	$1,339	$1,888	$1,581	$2,137
Shares (FD)	452.4	451.6	450.0	444.3	441.7

1

Q1 Results
In Q1, revenue grew 15% year over year, or 18% on a foreign exchange (F/X) neutral basis1, driven primarily by membership growth as well as pricing. ARM2 rose 1% year over year, or 4% on a F/X neutral basis. The difference between F/X neutral growth and our reported growth was primarily driven by the impact of price increases in Argentina due to local inflation and the 75% decrease in the Argentine peso3 relative to the US dollar. Revenue was above our guidance as paid net additions (9.3M vs. 1.8M in Q1’23) were higher than we forecast.

Operating income in Q1’24 totaled $2.6B (vs. $1.7B in Q1‘23) — a year over year increase of 54%. This was also above our forecast primarily due to our higher than anticipated revenue and the timing of our content spend. Operating margin of 28% grew seven percentage points year over year (vs. 21% last Q1).

EPS for the first quarter was $5.28 vs. $2.88 last year and our $4.49 forecast. Net income included a $131 million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt, which is recognized below operating income in “interest and other income.”

As we noted in our last letter, our two priorities in ads are to scale our member base and to build out our capabilities for advertisers. We made progress on both fronts in Q1. Our ads membership grew 65% quarter on quarter (after rising nearly 70% sequentially in each of Q3’23 and Q4’23) with over 40% of all signups in our ads markets coming from our ads plan. For advertisers, we continue to focus on measurement solutions, including new partnerships with Kantar and Lucid for brand awareness and recall, and Nielsen Catalina Solutions for sales lift and we’re working to build out our sales capabilities.

Forecast
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goals are to sustain healthy revenue growth, expand our operating margin and grow free cash flow.

For Q2’24, we forecast revenue growth of 16%. This equates to 21% growth on a F/X neutral basis due primarily to price changes in Argentina and the devaluation of the local currency relative to the US dollar. We expect paid net additions to be lower in Q2’24 vs. Q1’24 due to typical seasonality. We forecast global ARM to be up year-over-year on a F/X neutral basis in Q2.

For the full year 2024, we expect healthy revenue growth of 13% to 15%, based on F/X rates at the end of Q1’244. We now expect FY24 operating margin of 25%, based on F/X rates as of January 1, 2024, up from our prior forecast of 24%. As we’ve noted in the past, while we've launched a F/X risk management program to reduce near term volatility, we don’t intend to be fully hedged, which is why we guide and manage to a F/X neutral operating margin target. Our goal is to increase our operating margin each year, though the rate of expansion may vary year to year.

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1 Excluding the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues (no hedging gains/losses realized in prior periods). Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
2 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.
3 https://www.google.com/finance/quote/ARS-USD?sa=X&ved=2ahUKEwiJzZjyw-iDAxWpM0QIHRqlCooQmY0JegQIHhAv&window=1Y
4 https://fred.stlouisfed.org/graph/fredgraph.png?g=1kdor

2

Paid Membership Reporting
As we’ve noted in previous letters, we’re focused on revenue and operating margin as our primary financial metrics — and engagement (i.e. time spent) as our best proxy for customer satisfaction. In our early days, when we had little revenue or profit, membership growth was a strong indicator of our future potential. But now we’re generating very substantial profit and free cash flow (FCF). We are also developing new revenue streams like advertising and our extra member feature, so memberships are just one component of our growth. In addition, as we’ve evolved our pricing and plans from a single to multiple tiers with different price points depending on the country, each incremental paid membership has a very different business impact. It’s why we stopped providing quarterly paid membership guidance in 2023 and, starting next year with our Q1'25 earnings, we will stop reporting quarterly membership numbers and ARM.

We’ll continue to provide a breakout of revenue by region each quarter and the F/X impact to complement our financials. For guidance, we’ll add annual revenue guidance on top of what we already provide today: our annual operating margin and free cash flow forecast and forecasts for quarterly revenue, operating income, net income, and EPS. We’ll also announce major subscriber milestones as we cross them.

Success in streaming starts with engagement. When people watch more, they stick around longer (retention), recommend Netflix more often (acquisition) and place a higher value on our service. It’s why we’ve been providing progressively more information on engagement, starting with our Top 105 weekly and most popular lists and more recently our bi-annual report6 into viewing on Netflix (which covers ~99% of all video watch time on our service). This is more information than any of our competitors provide, and we expect to provide even more over time.

Engagement

Strong engagement starts with a strong slate. In Q1, we had a wide variety of high performing titles across multiple genres. For series, these included: prestige dramas with Griselda* (66.4M views7) and 3 Body Problem* (39.7M views); Avatar: The Last Airbender* (63.8M views), another successful live action adaptation of an animated series; best in class reality TV with Love Is Blind S6* (20.0M views); true crime with American Nightmare* (50.2M views); and stand up with Dave Chappelle: The Dreamer (18.4M views). Our UK content had a stand-out quarter with Fool Me Once (98.2M views), The Gentlemen* (61.0M views), One Day* (36.0M views) and Ricky Gervais: Armageddon (12.7M views) — as did Korea with A Killer Paradox S1* (13.6M views), Queen of Tears* (14.2M views) and Physical 100 S2* (9.2M views). Berlin S1 (56.7M views), part of our La Casa de Papel franchise, and Alpha Males S2* (8.1M views) from Spain, also performed well.

For the third time in the last four years, our movies made us the most nominated studio at the Oscars. Society of the Snow, J.A. Bayona’s inspiring survival tale, swept the Goyas in Spain with 12 wins, the most of any film in two decades. With 98.5M views, it’s now our second most popular non-English language movie of all time, a great example of how our movies can be critically acclaimed, award winning and drive a huge audience. Damsel* with Millie Bobby Brown (123.9M views), Lift with Kevin Hart (113.0M views) and The Greatest Night in Pop* (23.6M views) — a documentary about the making of We Are The World in 1985 — were all big crowd pleasers.
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5 https://www.netflix.com/tudum/top10/
6 https://about.netflix.com/en/news/what-we-watched-a-netflix-engagement-report
7 A view is defined as hours viewed divided by runtime for each title. Views are based on the first 91 days of release. For titles released less than 91 days (denoted with an asterisk), data is from launch date through April 14, 2024. We publish weekly our top titles based on engagement at Netflix Top 10.8
8 https://www.netflix.com/tudum/top10/

3

Almost 270M households across 190+ countries now subscribe to Netflix. With more than two people per household on average, we have an audience of over half a billion people. No entertainment company has ever programmed at this scale and with this ambition before. To satisfy such a large audience, we need many great stories that appeal to lots of different tastes — and by great, we mean movies, series and games our members love (i.e. we take an audience centric approach to quality).

Today, our share of TV viewing is less than 10% in every country. So we have plenty of room to add value for our members and grow our share of viewing by broadening our slate, including with live events (comedy, sports, competition shows, music). We’re very excited for our much anticipated live boxing match9 between Jake Paul and former heavyweight champion Mike Tyson, which we believe will become a must watch event this summer. We believe that live, eventized cultural moments — alongside a regular cadence of live programming like WWE Raw — will be a real value add for existing and future members.

The variety and quality of our programming — combined with our reach, recommendations and fandom — have made Netflix a leader in streaming engagement. So far this year, we’ve had the number one streaming movie for eight of the first 11 weeks and the number one original series for nine of the first 11 weeks according to Nielsen’s weekly streaming ratings. And despite anticipated engagement headwinds from paid sharing and more choices for consumers, our engagement remains healthy — hours viewed per account amongst owner households in Q1‘24 were steady with the year ago quarter. We’ve also maintained a very solid share of US TV time, as shown by the Nielsen chart below. Looking ahead, we want to continue to improve our slate and grow our overall engagement.

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9 https://www.netflix.com/tudum/articles/jake-paul-vs-mike-tyson-live-release-date-news

4

Product & Marketing
At the root of strong and enduring engagement is fandom. It’s why our product and marketing are all designed to fuel fandom by helping members discover their next obsession. Our most direct promotional tool is Netflix itself, which has become the go to place for so many people looking for entertainment. Our trailers, for example, generate over 6B impressions every month on Netflix — more than 40x what they get on YouTube. Across Netflix, upcoming shows and movies received over 25B impressions in March alone, helping to build anticipation for what’s next. Features like “Remind Me,” which notifies members as soon as a title premieres, enable us to turn all that interest into action. And, once titles are released, we believe our personalized recommendations are much more effective at finding audiences than relying on the techniques used in traditional entertainment. It’s how shows like Squid Game and Lupin, or films like Society of the Snow and Troll go viral — reaching much bigger audiences than would ever have been possible in the past.

Beyond Netflix, we use creative marketing to build excitement and fuel fandom. We have bigger and smaller efforts, depending on the genre, potential size of the audience and the conversation we think we can generate. While some campaigns may be more event driven or have significant paid marketing support, social media is a key part of how we drive fandom for our titles. With over 1B followers, we believe that Netflix has one of the largest, most passionate fan bases of any brand in the world on social media. In 2023 alone, our social channels generated over 100B organic impressions.

This hard-to-replicate combination of our reach, recommendations and fandom enables Netflix to push stories into culture in ways that very few can match. The press has dubbed it the Netflix Effect, and it shapes what people search for (Google Year in Review ‘2310) and talk about (e.g. One Day11), the music they listen to (e.g. The Greatest Night in Pop12, which got We Are the World back into the charts again after 40 years), the books they read (e.g. 3 Body Problem13), the countries they visit (e.g. Emily in Paris and Lupin14) and how they dress (e.g. The Gentlemen15).

Cash Flow and Capital Structure
Net cash generated by operating activities in Q1 was $2.2B and free cash flow16 totaled $2.1B (both flat with Q1’23). During the quarter, we paid down $400M of senior notes with cash on hand and we repurchased 3.6M shares for $2B. We finished the quarter with gross debt of $14B and cash and cash equivalents of $7B. We’re still forecasting full year 2024 free cash flow of approximately $6B, assuming no material swings in F/X, and cash content spend of up to $17B.

Over the past several years, we have maintained a consistent capital allocation strategy that we believe has served us well:

1.Fully fund our business and new initiatives;
2.Maintain strong liquidity and a healthy balance sheet — $10-15B of gross debt and cash balances equal to approximately 2 months of revenue;
3.Pursue selective M&A to complement our organic growth investments; and
4.Return excess capital to shareholders through stock repurchases.
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10 https://www.whats-on-netflix.com/news/netflix-dominates-most-searched-tv-shows-list-of-2023/
11 https://www.thesun.co.uk/tv/25830047/netflix-new-series-one-day/
12 https://www.forbes.com/sites/hughmcintyre/2024/02/08/we-are-the-world-returns-to-the-billboard-charts-post-netflix-documentary-debut/?sh=3eac6f073213
13 https://variety.com/2024/shopping/news/three-body-problem-silent-spring-books-buy-online-1235950943/
14 https://www.lemonde.fr/en/france/article/2024/01/18/netflix-s-emily-in-paris-and-lupin-drive-paris-tourism_6443181_7.html
15 https://www.theguardian.com/fashion/2024/mar/31/netflix-the-gentlemen-sales-english-upper-class-fashion
16 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

5

We’re modestly evolving our capital allocation strategy to better reflect our investment grade status. Going forward, rather than anchoring to $10-$15B of gross debt and minimum cash equivalent to two months of revenue, we’ll maintain financial policies consistent with a solid investment grade credit rating. In particular, we’ll continue to prioritize profitable growth by reinvesting in our business, maintain a healthy balance sheet and ample liquidity, and return excess cash (beyond several billion dollars of minimum cash and any used for selective M&A) to shareholders through share repurchases.

As part of this evolution, we’ve upsized our revolving credit facility from $1B to $3B. This will bolster our access to liquidity, and enable us to improve our cash efficiency, over time. We also expect to refinance our upcoming debt maturities and we don’t currently have plans to lever up to buy back stock as we value balance sheet flexibility.

Reference
For quick reference, our past investor letters can be found here17.

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17 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

6

Regional Breakdown

(in millions)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
UCAN Streaming:
Revenue	$3,609	$3,599	$3,735	$3,931	$4,224
Paid Memberships	74.40	75.57	77.32	80.13	82.66
Paid Net Additions	0.10	1.17	1.75	2.81	2.53
Average Revenue per Membership	$16.18	$16.00	$16.29	$16.64	$17.30
Y/Y % Growth	9%	—%	—%	3%	7%
F/X Neutral Y/Y % Growth	9%	1%	—%	3%	7%

EMEA:
Revenue	$2,518	$2,562	$2,693	$2,784	$2,958
Paid Memberships	77.37	79.81	83.76	88.81	91.73
Paid Net Additions	0.64	2.43	3.95	5.05	2.92
Average Revenue per Membership	$10.89	$10.87	$10.98	$10.75	$10.92
Y/Y % Growth	(6)%	(3)%	2%	3%	—%
F/X Neutral Y/Y % Growth	1%	(1)%	(2)%	(1)%	—%

LATAM:
Revenue	$1,070	$1,077	$1,143	$1,156	$1,165
Paid Memberships	41.25	42.47	43.65	46.00	47.72
Paid Net Additions	(0.45)	1.22	1.18	2.35	1.72
Average Revenue per Membership	$8.60	$8.58	$8.85	$8.60	$8.29
Y/Y % Growth	3%	(1)%	3%	4%	(4)%
F/X Neutral Y/Y % Growth	8%	8%	8%	16%	16%

APAC:
Revenue	$934	$919	$948	$963	$1,023
Paid Memberships	39.48	40.55	42.43	45.34	47.50
Paid Net Additions	1.46	1.07	1.88	2.91	2.16
Average Revenue per Membership	$8.03	$7.66	$7.62	$7.31	$7.35
Y/Y % Growth	(13)%	(13)%	(9)%	(5)%	(8)%
F/X Neutral Y/Y % Growth	(6)%	(7)%	(6)%	(4)%	(4)%
F/X Neutral ARM growth excludes the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues (no hedging gains/losses realized in prior periods). Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

7

F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set as of January 1, 2024 based on F/X rates at that time), absent intra-year fluctuations in F/X.

8

April 18, 2024 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir18 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance/IR/Corporate Development Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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18 https://www.youtube.com/netflixir

9

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, and free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent year-over-year and intra-year currency fluctuations, respectively, and the impact of restructuring costs. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements and in the F/X neutral operating margin disclosure above. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending June 30, 2024 and fiscal year ending December 31, 2024; adoption and growth of streaming entertainment; growth strategy and outlook; market opportunity; competitive landscape and position; entertainment offerings, including TV shows, movies, games, and live programming; engagement; slate strength; pricing and plans strategy; ad-supported tier and its prospects; ads business; product and marketing strategy; acquisitions; impact of foreign exchange rates; foreign currency exchange hedging program; seasonality; capital allocation strategy; cash balance and spend; stock repurchases; debt refinancings; access to liquidity; cash efficiency; paid net additions; revenue and revenue growth; ARM, operating income, operating margin, net income, earnings per share, and free cash flow; and future reporting of membership information and other data. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; failing to improve the variety and quality of entertainment offerings; adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 26, 2024. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

10

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Revenues	$9,370,440	$8,832,825	$8,161,503
Cost of revenues	4,977,073	5,307,485	4,803,625
Marketing	654,340	916,617	555,362
Technology and development	702,473	673,341	687,275
General and administrative	404,020	439,273	400,924
Operating income	2,632,534	1,496,109	1,714,317
Other income (expense):
Interest expense	(173,314)	(175,212)	(174,239)
Interest and other income (expense)	155,359	(172,747)	(71,204)
Income before income taxes	2,614,579	1,148,150	1,468,874
Provision for income taxes	(282,370)	(210,312)	(163,754)
Net income	$2,332,209	937,838	$1,305,120
Earnings per share:
Basic	$5.40	$2.15	$2.93
Diluted	$5.28	$2.11	$2.88
Weighted-average shares of common stock outstanding:
Basic	432,090	435,923	445,244
Diluted	441,654	444,292	452,417

11

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,024,766	$7,116,913
Short-term investments	20,973	20,973
Other current assets	2,875,574	2,780,247
Total current assets	9,921,313	9,918,133
Content assets, net	31,662,100	31,658,056
Property and equipment, net	1,501,168	1,491,444
Other non-current assets	5,743,140	5,664,359
Total assets	$48,827,721	$48,731,992
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,436,021	$4,466,470
Accounts payable	607,348	747,412
Accrued expenses and other liabilities	1,977,428	1,803,960
Deferred revenue	1,469,484	1,442,969
Short-term debt	798,936	399,844
Total current liabilities	9,289,217	8,860,655
Non-current content liabilities	2,370,692	2,578,173
Long-term debt	13,217,038	14,143,417
Other non-current liabilities	2,585,364	2,561,434
Total liabilities	27,462,311	28,143,679
Stockholders' equity:
Common stock	5,489,850	5,145,172
Treasury stock at cost	(8,934,056)	(6,922,200)
Accumulated other comprehensive loss	(111,879)	(223,945)
Retained earnings	24,921,495	22,589,286
Total stockholders' equity	21,365,410	20,588,313
Total liabilities and stockholders' equity	$48,827,721	$48,731,992

Supplemental Information
Total streaming content obligations*	$24,195,000	$21,713,349

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

12

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Cash flows from operating activities:
Net income	$2,332,209	$937,838	$1,305,120
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(3,728,967)	(3,529,191)	(2,458,666)
Change in content liabilities	(189,441)	49,059	(354,791)
Amortization of content assets	3,670,805	3,754,079	3,459,984
Depreciation and amortization of property, equipment and intangibles	87,234	86,567	90,335
Stock-based compensation expense	76,345	82,519	99,099
Foreign currency remeasurement loss (gain) on debt	(130,801)	239,371	80,651
Other non-cash items	97,181	154,896	120,008
Deferred income taxes	(107,077)	(171,128)	(98,782)
Changes in operating assets and liabilities:
Other current assets	38,049	(13,198)	(88,522)
Accounts payable	(145,265)	213,228	(89,668)
Accrued expenses and other liabilities	251,782	(194,536)	185,299
Deferred revenue	26,515	137,184	(2,390)
Other non-current assets and liabilities	(66,047)	(83,674)	(68,937)
Net cash provided by operating activities	2,212,522	1,663,014	2,178,740
Cash flows from investing activities:
Purchases of property and equipment	(75,714)	(81,632)	(62,019)
Purchases of short-term investments	—	—	(201,634)
Proceeds from maturities of short-term investments	—	493,228	—
Net cash provided by (used in) investing activities	(75,714)	411,596	(263,653)
Cash flows from financing activities:
Repayments of debt	(400,000)	—	—
Proceeds from issuance of common stock	268,881	51,427	26,028
Repurchases of common stock	(2,000,000)	(2,500,000)	(400,101)
Taxes paid related to net share settlement of equity awards	(1,825)	—	—
Other financing activities	—	(3,700)	—
Net cash used in financing activities	(2,132,944)	(2,452,273)	(374,073)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(95,790)	139,342	26,423
Net increase (decrease) in cash, cash equivalents, and restricted cash	(91,926)	(238,321)	1,567,437
Cash, cash equivalents and restricted cash at beginning of period	7,118,515	7,356,836	5,170,582
Cash, cash equivalents and restricted cash at end of period	$7,026,589	$7,118,515	$6,738,019

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$2,212,522	$1,663,014	$2,178,740
Purchases of property and equipment	(75,714)	(81,632)	(62,019)
Non-GAAP free cash flow	$2,136,808	$1,581,382	$2,116,721

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Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

	As Reported	Constant Currency Adjustment	Hedging Loss Included in Revenue	Constant Currency Revenue	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended March 31, 2024:
Total revenues	$9,370,440	$259,799	$11,241	$9,641,480	15%	18%

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